Exhibit 4.5

IRREVOCABLE PROXY AGREEMENT

This Irrevocable Proxy Agreement (this “Proxy Agreement”) is entered into as of _______________, 2020 by and among Piotr Szulczewski (the “Proxyholder”), ContextLogic Inc., a Delaware corporation (the “Corporation”), and those stockholders whose names are set forth on Exhibit A hereto, (each, a “Stockholder”). This Proxy Agreement shall become effective as of the closing of the Initial Public Offering (as defined below). The Proxyholder and the Stockholder are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Stockholder currently holds shares of the Company’s common stock or securities exercisable for Common Stock (the “Existing Shares”), par value $0.0001 per share (“Common Stock”).

WHEREAS, it is anticipated that prior to the closing of the Company’s initial public offering (the “Initial Public Offering”), the Company will amend and restate its existing Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) such that the currently outstanding shares of Common Stock will become shares of Class B Common Stock, par value $0.0001 per share, with each such share having 20 votes per share (the “Class B Common Stock”).

WHEREAS, it is anticipated that the Company will issue Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), in the Initial Public Offering, with each such share having one vote per share.

WHEREAS, Stockholder has agreed to enter into this Proxy Agreement with respect to shares of Class B Common Stock held by it in consideration of a $100 cash payment from the Proxyholder to Stockholder and for other good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed, the Parties agree as follows:

AGREEMENT

ARTICLE 1 IRREVOCABLE PROXY

1.1 Scope of Proxy.

1.1.1 Stockholder agrees that the Proxyholder shall have the sole right to vote the Existing Shares and any other shares of Class B Common Stock of the Corporation that the Stockholder currently holds or in the future may acquire from any person or entity or as to which a Stockholder hereafter acquires the right to exercise voting or dispositive authority (collectively, the “Shares”), in his sole discretion, on all matters submitted to a vote of stockholders of the Corporation at a meeting of stockholders or through the solicitation of a written consent of stockholders (whether of any individual class of stock, of multiple classes of stock voting together, or on consents or votes of the stockholders). Notwithstanding the foregoing, Shares shall not include shares of Class A Common Stock that Stockholder may acquire after or in connection with the Initial Public Offering.

1.1.2 Stockholder further agrees that, unless the Proxyholder provides explicit written instruction to vote the Shares under this Proxy Agreement or the Proxyholder provides explicit written notice that any Stockholder shall be permitted by the Proxyholder to vote in a manner other than as the Proxyholder instructs, Stockholder shall abstain from voting any of the Shares (in person, by proxy or by action by written consent, as applicable) on any matter submitted to a vote of stockholders of the Corporation (whether of any individual class of stock, of multiple classes of stock voting together, or on consents or votes of the stockholders).

1.1.3 To secure the Proxyholder’s rights to vote the Shares and to otherwise comply with the terms hereof, Stockholder irrevocably appoints the Proxyholder as such Stockholder’s true and lawful proxy and attorney-in-fact, with the power to act alone and with full power of substitution, to vote or act by written consent with respect to all of the Shares in accordance with the provisions set forth in this Proxy Agreement, and to execute all appropriate instruments consistent with this Proxy Agreement on behalf of such Stockholder. The proxy and power granted by Stockholder pursuant to this Section 1.1 are coupled with an interest and are given to secure the performance of each Party’s duties under this Proxy Agreement. The proxy and power will be irrevocable for the term hereof. Except as provided below in Section 1.2.2 and Section 3.1, the proxy and power will survive the merger, consolidation, conversion or reorganization of Stockholder or any other entity holding the Shares or any Transfer (as defined below) of the Shares.

1.2 Transferees.

1.2.1 If Stockholder desires to transfer, sell, assign, pledge or otherwise dispose of or encumber any shares of Class B Common Stock (collectively, a “Transfer”) and such Transfer constitutes a Permitted Transfer as defined in the then existing Amended and Restated Certificate of Incorporation, such Transfer shall not take effect until the pledgee, transferee or donee of such Shares (the “Transferee”) furnishes the Proxyholder and the Corporation with a written agreement to be bound by the terms of this Proxy Agreement (an “Assumption Agreement”) it being understood and agreed that the Corporation shall be entitled to issue stop transfer instructions in respect of such Shares to preclude any transfer of Shares in contravention of the foregoing. Upon satisfaction of the foregoing provisions, such pledgee, transferee or donee shall be treated as a “Stockholder” for purposes of this Proxy Agreement.

1.2.2 If such Transfer is not a Permitted Transfer pursuant to the Company’s then existing Amended and Restated Certificate of Incorporation, then this Proxy Agreement will have no further effect with respect to such shares of Class B Common Stock (or any underlying shares of Class A Common Stock) subject to the Transfer.

1.3 Additional Shares. In the event of any issuance of shares of Common Stock or Class B Common Stock hereafter to Stockholder (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such shares shall automatically become subject to this Proxy Agreement and shall be endorsed with the legend set forth in Section 2.1.

ARTICLE 2 ENDORSEMENT OF SHARES

2.1 Legend. The Corporation shall cause each certificate representing the Shares to bear the following legend:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN IRREVOCABLE PROXY AGREEMENT BETWEEN THE HOLDER OF THESE SHARES, CONTEXTLOGIC INC., A DELAWARE CORPORATION, AND CERTAIN OTHER PARTIES, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION. THE IRREVOCABLE PROXY AGREEMENT INCLUDES PROVISIONS POTENTIALLY RESTRICTING THE STOCKHOLDER’S RIGHT TO VOTE OR TRANSFER HIS OR ITS ENTIRE INTEREST IN THE SHARES EVIDENCED HEREBY, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID IRREVOCABLE PROXY AGREEMENT.”

ARTICLE 3 MISCELLANEOUS

3.1 Termination. Notwithstanding any provision of this Proxy Agreement to the contrary, this Proxy Agreement shall terminate upon the earlier of:

3.1.1 The liquidation, dissolution or winding up of the business operations of the Corporation;

3.1.2 The execution by the Corporation of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Corporation;

3.1.3 In the sole discretion of the Proxyholder, with the express written consent of the Proxyholder (which he shall be under no obligation to provide);

3.1.4 At such time as no Class B Common Stock remains outstanding; or

3.1.5 The death or Incapacity (as defined in the then existing Amended and Restated Certificate of Incorporation) of Proxyholder.

3.2 Securities Rules & Regulations. The Stockholder agrees and understands that the Stockholder, the Corporation and/or the Proxyholder may become subject to the registration and/or reporting requirements, rules and regulations of the Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and/or any state and federal securities laws (collectively, the “Securities

Laws”). Stockholder agrees to use his best efforts to comply with the Securities Laws and to assist Proxyholder in complying with the Securities Laws in a timely and prompt manner. Such compliance may include, for example and without limiting the foregoing, the filing and updating and maintaining of Form 13G and/or Form 13D under the Exchange Act of 1934, as amended.

3.3 Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Proxy Agreement by any party, that this Proxy Agreement shall be specifically enforceable, and that any breach or threatened breach of this Proxy Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

3.4 Governing Law; Forum. This Proxy Agreement and its validity, construction and performance shall be governed by the laws of the State of Delaware, without giving effect to conflict of law principles. In addition, each of the parties hereto (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Proxy Agreement or any of the transactions contemplated by this Proxy Agreement, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Proxy Agreement or any of the transactions contemplated by this Proxy Agreement in any court other than the Court of Chancery or other courts of the State of Delaware, and (iv) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Proxy Agreement or the subject matter hereof may not be enforced in or by such court.

3.5 Severability. If a court of competent jurisdiction finds any provision of this Proxy Agreement to be invalid or unenforceable as to any person or circumstance, such findings shall not render that provision invalid or unenforceable as to any other persons or circumstances, and shall not impact the enforceability of the remaining portions of this Proxy Agreement. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Proxy Agreement in all other respects shall remain valid and enforceable.

3.6 Modification and Integration. This Proxy Agreement may not be changed, modified, amended or waived in any way except in writing, signed by the Party or Parties to be charged. This Proxy Agreement sets forth the entire agreement and understanding of the Parties as to its subject matter, and merges and supersedes all prior discussions, agreements, and understandings of every kind and nature with respect to the subject matter hereof. The section headings are for convenience only and shall not affect the meaning or effect of any provision.

3.7 Notices. Notwithstanding anything to the contrary contained herein, any notice required or permitted by this Proxy Agreement shall be in writing and shall be deemed sufficient and received on the earlier of (a) the date of delivery, when delivered personally, by overnight mail, courier or sent by electronic mail (e-mail) or fax, or (b) forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address, e-mail address or fax number as set forth on the signature page or Exhibit A hereto, or as subsequently modified by written notice. Any electronic mail (email) communication shall be deemed to be “in writing” for purposes of this Proxy Agreement.

3.8 No Other Assignment or Transfer of Proxy. The rights granted by the Stockholder to the Proxyholder pursuant to this Proxy Agreement may not be assigned or transferred by the Proxyholder without the express written consent of the Stockholder to be bound by such assignment or transfer.

3.9 Further Assurances. Stockholder shall execute such documents and instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Proxy Agreement. From time to time, at the Proxyholder’s request, Stockholder shall execute, acknowledge and deliver to the Proxyholder such other instruments and will take such other actions and execute and deliver such other documents, certifications and further assurances as the Proxyholder may reasonably require in order to vest more effectively in the Proxyholder all voting power in and to the Shares.

3.10 Counterparts. This Proxy Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Proxy Agreement as of the date first above written.

PROXYHOLDER:

PIOTR SZULCZEWSKI

By:

Name: Piotr Szulczewski

CORPORATION:

CONTEXTLOGIC INC.

By:

Name: Devang Shah
Title: General Counsel

STOCKHOLDERS:

By:	By:
Name:	Name:
Title:	Title:

Address:	Address:

Email address:	Email address:

Exhibit A